Exhibit 10.5

MASTER SERVICES AGREEMENT FOR

CLINICAL RESEARCH AND RELATED SERVICES

INC RESEARCH, LLC		1
BioCancell Therapeutics Israel Ltd. MSA	2017

Table of Contents

1.	DEFINITIONS.	3

2.	SERVICES.	6

3.	TRANSFER OF SPONSOR OBLIGATIONS/RESPONSIBILITIES.	7

4.	INVOICING, COMPENSATIONAND PAYMENT.	8

5.	TERM AND TERMINATION.	10

6.	WARRANTIES, INDEMNIFICATION, LIABILITY AND INSURANCE.	11

7.	CONFIDENTIALITY.	13

8.	PROPRIETARY RIGHTS/LICENSURE.	14

9.	RIGHT TO AUDIT.	15

10.	DISCLAIMER	16

11.	NOTICES	16

12.	FORCE MAJEURE	17

13.	GENERAL PROVISIONS	17

INC RESEARCH, LLC		2
BioCancell Therapeutics Israel Ltd. MSA	2017

This MASTER SERVICES AGREEMENT (“Agreement”), effectively dated as of the last date of authorized signature herein (“Effective Date”), is made by and between BioCancell Therapeutics Israel Ltd. Together with its Affiliates (“Sponsor”), a company incorporated in Israel, with principal offices located at 1/3 High-Tech Village, Givat Ram, Jerusalem, Israel, PO Box 39264, Jerusalem 9139102, Israel and INC Research, LLC, together with its Affiliates (“INC Research”), a Delaware limited liability company, with principal offices located in the United States at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547.

WITNESSETH:

WHEREAS, Sponsor is engaged in the business of researching and developing pharmaceutical products and/or biotechnological products;

WHEREAS, INC Research is engaged in the business of providing clinical research services, data management, and related services in the pharmaceutical, biotechnology, and medical device industries;

WHEREAS, Sponsor and INC Research desire to agree on terms which will be applied to govern INC Research’s provision of services for Sponsor (excluding INC Research Phase I Services as defined in Section 1) in connection with support of clinical investigation, management and/or research of a particular Study or Studies; and

WHEREAS, both Parties desire to comply with the terms and conditions hereinafter provided in connection with Study research.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS.

Terms contained in this Agreement shall have the meanings set forth in this section and as they may be defined throughout this Agreement.

1.1	“Affiliates” shall mean any corporation or organization that directly or indirectly controls, is controlled by or is under common control with such Party. “Control”, “controls”, or “controlled” shall mean the possession, direct or indirect, of the power to direct, or the power to cause the direction of the management and policies of an entity, whether through ownership of fifty percent (50%) of voting securities, by contract or otherwise. Any reference to “INC Research” in this Agreement shall be deemed to include its Affiliates unless otherwise so stated as being applicable to INC Research, LLC, or an individual Affiliate exclusively. Any reference to “Sponsor” in this Agreement shall be deemed to include its Affiliates unless otherwise so stated as being applicable to BioCancell Therapeutics Israel Ltd., or an individual Affiliate exclusively.

1.2	“Applicable Laws and Regulations” shall mean any and all international, national, federal, state, and local laws and regulations, including, without limitation, the regulations and guidelines of the FDA, the Food, Drug, and Cosmetic Act and, as applicable, accepted standards of Good Clinical Practice (“GCP”) and International Conference on Harmonization (“ICH”) guidelines that may be applicable to a Study or the Services.

1.3	“Change Order” shall mean an amendment to a Work Order that captures a change in the scope of Services or other Study specific parameters, which may include an increase or decrease in the Direct Costs and expenses and/or any timeline adjustments required due to the change in assumptions. Each Change Order shall be agreed in writing between the Parties and expressly approved by an authorized individual on behalf of each Party.

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1.4	“Clinical Trial Agreement” shall mean the signed contractual agreement between Sponsor (or INC Research) and the Investigator and/or Site that manages the relationship, financial support and/or proprietary information during the performance of the Study by such Investigator and/or Site.

1.5	“Commercially Reasonable Efforts” shall mean the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by a Party, consistent with generally accepted industry standards, with regard to the activity to be undertaken by such Party.

1.6	“Confidential Information” shall mean all non-public, protected and/or proprietary information in the broadest sense communicated, observed, or heard, by either Sponsor or INC Research, including either Party's employees, consultants, agents, Affiliates, and/or the Study-related Investigators and/or Sites, and Third Party Vendors that relates to past, present or future research, development, processes, protocol(s), financial statements, personnel information, pricing and/or business activities of the Party disclosing the Confidential Information (hereinafter “the Disclosing Party”) and its respective systems, procedures, algorithms, and data of which the Party receiving the Confidential Information (the “Receiving Party”) may construct, acquire, access, or possess by reason of this Agreement. Confidential Information will include any “Confidential Information” disclosed previously by a Disclosing Party to a Receiving Party in connection with the discussions among the Parties with respect to the subject matter of this Agreement. The Parties further agree that Confidential Information shall include that information discovered during an audit of either Party’s or its respective Affiliates’ facilities.

1.7	“Direct Costs” shall mean the applicable price charged for labor in the performance of Services to be performed under this Agreement, as set forth in the applicable Work Order.

1.8	“FDA” shall mean the United States Food and Drug Administration.

1.9	“Force Majeure” shall mean an event or occurrence beyond a Party’s control such as, but not limited to, the following: acts of God, war, threat of war, government retaliation against foreign enemies, government regulation or advisory, disasters, floods, fire, earthquakes, pandemics, accidents or other casualty, strikes or threats of strikes (exception: neither Party may terminate or suspend this Agreement for strikes, labor disputes, or work stoppages involving its respective employees or agents), civil disorder, terrorist acts and/or threats of terrorism, acts of foreign enemies, or curtailment of transportation services making it illegal, impossible, or commercially impracticable to perform its obligations under this Agreement.

1.10	“INC Research Phase I Services” shall mean Phase I services performed at an INC Research facility, where INC Research would serve as a Study Investigator/Site.

1.11	“INC Research Property” means work product templates, inventions, processes, know-how, improvements, trade-secrets, other intellectual property and assets, including, but not limited to INC Research SAS Codes, methods, procedures and techniques, manuals, personnel information, internal audit training and policies, financial data, technical expertise and software, which have been or may be independently developed by INC Research and relate to INC Research’s business or operations.

1.12	“INC Research SAS® Codes” shall mean SAS program codes created by INC Research to process, analyze, summarize and report clinical trial data to the Sponsor

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1.13	“Indemnity Claim” means any matter upon which an indemnified party intends to base a claim for indemnification.

1.14	“Investigator” means a qualified clinical investigator as defined in ICH E6 4.1.1 engaged to conduct a clinical investigation of a particular Study and/or Study Product.

1.15	“Party” means either INC Research or Sponsor; and both collectively as “Parties”.

1.16	“Pass Through Costs” shall mean any costs that are not Direct Costs incurred by INC Research in the performance of Services, including without limitation, such costs as Service-related travel and Third Party Vendor fees for items such as printing, laboratory fees, shipping and facsimile costs, language translation, telephone charges, advertising, investigator meeting expenses, and/or other expenses associated with the conduct of the Study. Travel costs include, but are not limited to, those associated with reasonable transportation, lodging, internet connection, and meals.

1.17	“Protocol” means the particular written protocol including the clinical testing procedures, conditions, and instructions for conducting a particular Study.

1.18	“Regulatory Authority” shall mean the FDA or any other state or governing national or multinational regulatory authority or government agency that is equivalent to or has any similar regulatory functions and responsibilities as the FDA.

1.19	“Services” shall mean the particular clinical research services and other tasks to be performed by INC Research for a given Study pursuant to this Agreement, as more fully set forth in the Work Order applicable to such Study.

1.20	“Site” shall mean a hospital, clinic, institution, academic institution, or office of a practicing physician participating in the conduct of the Study.

1.21	“Sponsor Losses” shall mean third party claims, actions, damages, liabilities, costs and expenses (including reasonable legal counsel fees and expenses) incurred by Sponsor.

1.22	“Study” or “Studies” shall mean the clinical investigation, management and/or research activities related to a particular human clinical trial, or similar Sponsor project conducted pursuant to the applicable Protocol or Sponsor instructions, including any management and oversight thereof.

1.23	“Study Product” means, for a given Study, the therapeutic compound of Sponsor that is the subject of such Study, as well as any applicable placebo, potential product, or device administered as a result of the Protocol.

1.24	“Study Records” refers to all information regardless of purpose, format, location, system or origination that is a result of the conduct of a Study and/or performance of Services by INC Research and/or any INC Research sub-contracted service providers.

1.25	“Third Party Vendor” shall mean any person or party other than INC Research or Sponsor involved with the provision of services or goods under a Work Order (including but not limited to hospitals, IRBs, laboratories, pharmacists, Investigators, and/or Sites).

1.26	“Work Order” means an individual project agreement executed between Sponsor and INC Research for a given Study that: (a) expressly references this Agreement; (b) is made with respect to such specific Study; (c) is signed by both Parties; and (d) specifies the parameters of and sets forth the details of the clinical research services to be performed by INC Research in conducting the Study.

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BioCancell Therapeutics Israel Ltd. MSA	2017

2.	SERVICES.

2.1	Work Order. Each Work Order will specify the basic parameters of a Study, including, without limitation, the scope of work, Study-specific assumptions, estimated time period for completing Services, estimated budget, payment and currency schedules, resource allocation and/or, as applicable, other specific Services to be performed by INC Research. Each Work Order is hereby incorporated herein by reference, subject to mutually agreeable Change Orders.

An Affiliate of a Party can enter into, or perform Services in association with, Work Orders under this Agreement with the other Party or an Affiliate of the other Party, with such Affiliates being bound by the terms and conditions contained herein, and provided that each of INC Research, LLC or BioCancell Therapeutics Israel Ltd., as applicable, shall remain responsible for the actions and omissions of its Affiliates.

Each Work Order shall constitute a unique agreement and shall stand alone with respect to any other Work Order entered under this Agreement. The performance of obligations under any one Work Order shall not affect, and shall at all times be unrelated to, the performance of any other Work Order entered into under this Agreement. To the extent that terms and/or provisions of a Work Order conflict with the terms and/or provisions of this Agreement, the terms and/or provisions of this Agreement shall control unless the Work Order expressly and specifically states otherwise.

2.2	Change Orders. In the event Sponsor requests a change in the scope of Services as originally defined in the Work Order or if there are changes to the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed upon starting date for a Study or suspension of the Study by Sponsor), the Parties will agree to such change in writing prior to engaging in out of scope activities (“Contract Modification”).

Once the need for a potential Contract Modification is identified, INC Research may provide written description of the Contract Modification, including any resulting impact to the Study budget, through use of a Change Notification Form (CNF). The CNF will be submitted to Sponsor for verification of the modifications to the scope of Services, and any resulting Study budget implications. Sponsor’s execution of the CNF shall serve as Sponsor approval and instruction for INC Research to proceed with the modification of Services (and resulting budget revisions) as set forth in the CNF. The Parties acknowledge that upon signature of the CNF by Sponsor, the services set forth in the CNF shall be considered Services to be performed by INC Research under the Work Order, and shall therefore be governed by and subject to the terms and conditions of this Agreement and corresponding Work Order.

A Change Order shall be completed upon the cumulative CNF(s) Direct Cost and Pass Through Costs equaling to or exceeding the threshold amount as set forth in the requisite Work Order.

Notwithstanding the above, an exception will apply if a modification reasonably involves the safety of a human subject or the integrity of the Study data, in which case INC Research shall quickly act on the requested change, and when practicable, give notice promptly to Sponsor by telephone or electronic communication that such scope change occurred and a Contract Modification may be required.

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BioCancell Therapeutics Israel Ltd. MSA	2017

CNFs and Change Orders may be approved and forwarded via hand-delivery, facsimile, electronic mail, portable document format (PDF), or overnight courier. Absent compelling reasons, Change Order requests will be considered and a response will be affirmatively given to INC Research within fifteen (15) calendar days of Sponsor's receipt of same. The Parties agree to work together in good faith and use Commercially Reasonable Efforts to ensure that the Study timelines are not adversely affected, it being understood, however, that INC Research is under no obligation to perform any out of scope work until a CNF and/or Change Order is agreed to by both Parties.

2.3	Professional Standards. Each Party shall use Commercially Reasonable Efforts to progress the Study in a timely manner applying professional standards consistent with GCP and in adherence to Applicable Laws and Regulations.

The major Study milestones and target dates will be described in the applicable Work Order. Subject to mutually agreed Change Order(s), both Parties agree that the Work Order shall set forth a reasonable schedule for the Services to be performed, and each Party will use Commercially Reasonable Efforts to comply with the timelines stated therein.

2.4	Interruption or Delay. In the event that any Study is placed on hold for a period of thirty (30) days or more, Sponsor will compensate INC Research for Study obligations actually incurred per the Work Order prior to such hold period, which could not have been otherwise reasonably mitigated by INC Research. Additionally, the Parties may negotiate a commercially reasonable fee to compensate INC Research for retention and training of INC Research-assigned resources for the Study should the Sponsor wish to retain identified resources. Such compensation shall be set forth in a Change Order as described in Section 2.2 herein.

In the event that a milestone-based Study is interrupted or delayed for any other reasons beyond INC Research’s reasonable control, to the extent that such milestone(s) are affected INC Research shall be entitled to receive proportional payments in connection with adjusted milestones for work performed by INC Research until such delay. For the avoidance of doubt, if such interruption or delay was the result of Force Majeure, the provisions of Section 12 shall apply.

Sponsor acknowledges and agrees that INC Research will require documents, data records, and cooperative efforts (the “Material”) by Sponsor and/or other designees in order to properly perform the Services outlined in each Work Order, and that INC Research is not responsible for errors, delays, or other consequences arising from the failure of Sponsor or such designees to provide such Material. In the event of a delay caused by actions neither directed by nor attributable to INC Research, which affect INC Research’s ability to meet any timelines, the Parties shall re-negotiate in good faith to amend the targeted dates accordingly.

For the sake of clarity, INC Research shall not be responsible for errors, omissions and/or delays during the conduct of any Study, to the extent such delays are caused by or result from (i) Sponsor’s actions or omissions, (ii) any actions or omissions of Third Party Vendors except for acts or omissions by any of INC Research’s Affiliates or any subcontractors who are selected and have been qualified by INC Research in accordance with INC Research’s standard operating procedures (“INC Research Selected Subcontractors”), (iii) a Force Majeure event or (iv) any other causes outside the direct control of INC Research. The financial burden of any additional costs associated with such delays, that could not have been reasonably prevented or mitigated by INC Research, is the responsibility of Sponsor. For the sake of clarify, Investigators and/or Sites shall not be considered INC Research Selected Contractors under this agreement.

INC RESEARCH, LLC		7
BioCancell Therapeutics Israel Ltd. MSA	2017

3.	TRANSFER OF SPONSOR OBLIGATIONS/RESPONSIBILITIES.

The transfer of obligations and/or responsibilities from Sponsor to INC Research pursuant to Applicable Laws and Regulations will be mutually agreed and set forth in each individual Work Order. Any such regulatory responsibilities not specifically transferred to INC Research shall remain the regulatory responsibility of Sponsor. Under no circumstance shall INC Research be required to accept responsibilities and conduct itself contrary to Applicable Laws and Regulations.

4.	INVOICING, COMPENSATIONAND PAYMENT.

4.1	Direct Cost Compensation. In exchange for valuable consideration with regard to INC Research’s performance of the Services hereunder, Sponsor shall pay INC Research for Direct Costs in accordance with a detailed budget, and pursuant to invoices, as described in each applicable Work Order.

4.2	Pass Through Cost Compensation. Pass Through Costs to be incurred by INC Research from Sponsor-approved Third Party Vendors in connection with INC Research’s performance of Services shall be pre-agreed and described in each applicable Work Order.

As set forth in a Work Order, INC Research may negotiate the Investigator grants, and/or Site Clinical Trial Agreement terms and/or other Study-related agreements on behalf of Sponsor and at Sponsor’s direction. Sponsor shall be obligated to provide timely feedback in connection with any such negotiations, and INC Research shall not be responsible for any undue delays attributable to Sponsor’s failure to provide approvals and timely responses, if Sponsor was properly and promptly notified by INC Research of the need for a timely response. The initial Investigator grant payment shall be set forth in the Work Order as applicable. As the Study progresses, such initial grant payment will be applied to Investigator grant fees and other approved Site fees, including payments for screening failures and non-complete subjects, all as estimated in the applicable Work Order. INC Research will invoice Sponsor in accordance with each applicable Work Order in a manner that will enable INC Research to make timely payments to the Investigator or Site in accordance with the applicable Clinical Trial Agreement, unless Sponsor has agreed to make payments directly to the Site or Investigator. Said fees shall be paid in advance of INC Research’s expectation to pay the Investigator and/or Site, and Sponsor shall be responsible for any adverse action taken by an Investigator or Site as a result of Sponsor’s failure to pay amounts and other costs due and payable in a timely manner. INC Research shall have no liability for any failure to make payments if required funding is not provided to INC Research by Sponsor in advance. Each Clinical Trial Agreement with Investigators shall contain a statement to that effect. INC Research shall have no duty to pursue collection of allegedly unearned fees paid to Investigators and/or Sites.

In addition, Sponsor shall reimburse INC Research for all costs and expenses incurred by INC Research or others engaged by INC Research on behalf of Sponsor to ensure patient safety, continuity of treatment and compliance with Applicable Laws and Regulations, to the extent that such costs are actual, reasonable and verifiable. Such costs may include, but are not limited to, reasonable and customary costs incurred associated with the diagnosis of an adverse reaction, adverse event or personal injury involving the Study Product or associated with the applicable Protocol. In the event that an Investigator reasonably assesses that a diagnostic procedure(s) is/are medically necessary and connected to the Study, then Sponsor shall be required to pay for reasonable costs of said diagnostic procedure(s).

4.3	Invoicing. Sponsor shall render all payments due and payable to INC Research within thirty (30) days of the receipt of an invoice.

All invoices shall be deemed received: (i) seven (7) days after the date postmarked if sent by mail; (ii) on the date sent if they are sent electronically; or (iii) one (1) day after the date sent if delivered by overnight delivery service. In the event that any non-disputed amounts remain unpaid for ten (10) days after the invoice due date, INC Research may stop work on the Services until it receives such past due payment. However, prior to any such work stoppage, INC Research shall give five (5) business days’ notice of its intent to cease Services to allow escalation of the issue within Sponsor’s organization and the Parties shall discuss resolution of the nonpayment of non-disputed amounts in good faith. Other than as may be required under Applicable Laws and Regulations, INC Research shall have no liability to Sponsor for any costs or damages as a result of such suspension caused by Sponsor’s failure to pay non-disputed amounts in accordance with the payment terms contained herein.

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If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts according to the payment terms herein. If Sponsor, in good faith identifies items in an invoice which are disputed, Sponsor will notify INC Research in writing, noting its objection to the disputed item(s) with specificity, within ten (10) business days of receipt of the invoice. Invoices for which no written objection is received by INC Research by Sponsor within such ten (10) business day period shall be deemed accepted by Sponsor as true and correct. INC Research will respond to such written notification within ten (10) business days of receipt of the disputed notification. This communication exchange will continue until documentation justifying the charge has been provided to Sponsor or until INC Research reduces or deletes the disputed amount to Sponsor’s reasonable satisfaction. Any dispute over invoiced amounts due that cannot be resolved by direct good faith negotiation between the parties shall be resolved in accordance with Section 13.9 (Dispute Resolution) of this Agreement. Should INC Research be required to utilize a third party invoicing service/system as mandated by Sponsor, any costs associated with such utilization shall be invoiced to Sponsor as incurred, without mark-up.

Sponsor shall not withhold payment of any amounts due and payable under a specific Work Order by reason of any setoff any claim or dispute with INC Research related to a separate Work Order, or, relating to INC Research’s breach, bankruptcy or otherwise.

4.4	Study Close and Financial Records. Within the latter of (i) ninety (90) days after the conclusion of the Services; or (ii) sixty (60) days after the receipt of a final invoice from a Third Party Vendor for each Work Order, INC Research will submit to Sponsor a final invoice with an accounting of all amounts invoiced by INC Research, and all payments made by Sponsor. Any overpayment by Sponsor shall be credited or refunded to Sponsor by INC Research within thirty (30) days of the final invoice. Any underpayment by Sponsor shall be paid to INC Research within thirty (30) days after receipt by Sponsor of such final invoice.

INC Research shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to INC Research hereunder. Such books and records shall be maintained for at least one (1) year following completion or termination of a Work Order and shall be made available for inspection, copying and audit by Sponsor in accordance with Section 9 and for the purpose of determining the accuracy of amounts invoiced.

4.5	Taxes. INC Research shall invoice Sponsor, and Sponsor shall promptly pay or reimburse INC Research for taxes or duties actually incurred by INC Research which are imposed upon INC Research by any governmental agency, including, but not limited to Value Added Tax, Stamp Tax and/or General Sales Tax (collectively the “Taxes”), as a result of and subject to this Agreement with the exception of taxes based on INC Research’s income. If requested by INC Research, Sponsor shall deliver to INC Research official documentation for such taxes paid.

If any payments made by the Parties under this Agreement become subject to withholding taxes under Applicable Laws and Regulations, each Party shall be authorized to withhold such taxes as are required under Applicable Laws and Regulations, pay such taxes to the appropriate government authority, and remit the balance due to the other Party net of such taxes. The Parties agree to cooperate in good faith to qualify the transactions for any exemptions or reductions in the amount of otherwise applicable withholding tax provided under Applicable Laws and Regulations (including the provisions of any relevant income tax treaty) and to complete such forms as necessary for such purpose.

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BioCancell Therapeutics Israel Ltd. MSA	2017

4.6	Currency. Unless otherwise agreed in the applicable Work Order, Sponsor shall make all payments to INC Research in United States dollars (“US Currency”), and accordingly INC Research shall invoice Sponsor for all Direct Costs and Pass Through Costs in US Currency. If Direct Costs are incurred in a currency other than US Currency, then INC Research and Sponsor will define the mechanism for currency exchange adjustment in the Work Order. If Pass Through Costs are incurred in a currency differing from US Currency, then INC Research shall invoice Sponsor using the exchange rate published in oanda.com at the average bid rate on the day the expense invoice is generated by INC Research.

5.	TERM AND TERMINATION.

5.1	General Term. This Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years, or until earlier terminated as provided below. Any Work Orders in existence as of the date of expiration or termination of this Agreement shall continue to be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with the terms herein, or as otherwise mutually agreed in writing by the Parties.

5.2	Termination. Sponsor may terminate this Agreement or any and all associated Work Order(s) upon sixty (60) days written notice to the other Party. Upon receipt of notice of termination, INC Research shall use reasonable efforts to avoid incurring additional costs and expenses on the project during the closeout or winding down period.

Either Party may terminate this Agreement or any individual Work Order as follows:

a)	On written notice effective immediately if the other Party commits a material breach of this Agreement or a Work Order which cannot be cured, or for a material breach of this Agreement or a Work Order which is capable of cure but is not cured within thirty (30) days of receipt of written notice from the other Party (“material breach” being defined herein as failure to substantially comply with any material provision of this Agreement or any Work Order, including without limitation failure by Sponsor to pay any undisputed portion of an invoice within thirty (30) days of receipt of notice of an overdue invoice);
b)	On written notice effective immediately if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets, which petition in bankruptcy or appointment of a receiver is not revoked within 30 days;
c)	On written notice effective immediately if the other Party ceases to carry on business or maintain itself as a going concern; or
d)	On written notice effective immediately as a result of reasonably compelling scientific evidence that patient safety is at risk should the Study continue, Study data integrity compromise, and/or reasonable belief that Applicable Laws and Regulations will be materially violated should this Agreement continue in effect.
e)	Sponsor may immediately terminate this Agreement if INC Research notifies it of a conflict of interests as set forth in Section 10.5.

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5.3	Termination Obligations.

Upon receipt of a termination notice, the Parties will promptly meet and agree upon any winding down activities and associated costs for any Study prior to the performance of any additional tasks not otherwise addressed in a Work Order. Costs associated with any winding down period will be invoiced to Sponsor on fee for service basis using the rates in effect as of the termination date unless otherwise agreed upon by the Parties. If the Study is suspended or terminated, no further Study subjects shall be enrolled, however, routine follow-up actions needed to monitor the safety of Study Subjects shall continue subject to Section 5.4.

5.4	Payment Obligations Upon Termination. In the event of termination of any Work Order, Sponsor will pay to INC Research any Direct Costs and Pass Through Costs incurred and/or actual costs resulting from commitments (including the fulfillment of any regulatory requirements), which cannot reasonably be cancelled and which were entered into by INC Research with respect to the Services at the time of notice of termination provided that INC Research has used Commercially Reasonable Efforts to minimize such costs.

In the event of excess payment to INC Research by Sponsor, INC Research shall either apply such excess payment as a credit against other amounts due and payable or promptly refund such excess if there are no outstanding payments owed INC Research. Sponsor shall pay INC Research any additional amounts owed, but not yet paid, for Services performed or expenses incurred up to the effective date of termination.

Any payment(s) due and payable under this Section 5.4 shall be made in accordance with Section 4.3 of this Agreement.

5.5	Study Records Retention. At Sponsor’s request and expense, and following satisfaction of Sponsor’s obligations, if the provision of INC Research’s Services, and/or Services provided by any INC Research sub-contracted service providers, under this Agreement are terminated by either Party for any reason, INC Research shall transfer all regulatory responsibility for the Study Records to Sponsor and provide Sponsor with all applicable Study Records. The transfer of Study Records will occur within ninety (90) days following the effective date of termination unless otherwise mutually agreed upon in writing by the Parties. INC Research may elect to retain copies of some or all such Study Records according to INC Research’s standard practices for preserving its business records and in accordance with Applicable Laws and Regulations. INC Research shall maintain any such copies of Study Records as Confidential Information of Sponsor.

INC Research will not retain any regulatory responsibility for the Study Records and will not store Sponsor’s Study Records on its premises on Sponsor’s behalf after the termination or expiration of the Work Order. The Parties may mutually agree to extend Services related to the Study Records in a Change Order, or in a separate agreement, that details the terms for the extended retention period and compensation for such retention. In the event that Sponsor is unable or refuses to accept the return of the Study Records for any reason, INC Research may elect to dispose of any Study Records according to its policies and in a confidential manner unless otherwise prohibited by Applicable Laws and Regulations. INC Research will demonstrate due diligence in contacting Sponsor to provide notification of the intention to dispose of Study Records at least ninety (90) days prior to disposition.

6.	WARRANTIES, INDEMNIFICATION, LIABILITY AND INSURANCE.

6.1	Warranties. Each Party Represents and warrants the other that the Services and obligations set forth respectively in this Agreement will be performed in accordance with all Applicable Laws and Regulations. Sponsor warrants to INC Research that it will provide accurate and sufficient Materials to INC Research to enable INC Research to carry out the Services hereunder diligently and in compliance with Applicable Laws and Regulations.

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6.2	Indemnification by Sponsor. Sponsor shall defend, indemnify, and hold harmless INC Research, its Affiliates and its and their respective directors, officers, employees, agents and Third Party Vendors from and against any and all third party losses, claims, actions, damages, liabilities, awards, costs and expenses (including reasonable legal counsel fees and expenses), whether joint or several, arising from or in connection with this Agreement or the Services contemplated herein, including without limitation, any Study, Protocol, specifications, or Study Product, performed or administered as a direct result of this Agreement and or its associated Work Order(s), or any litigation, investigation or other proceeding relating to any of the foregoing except to the extent the third party losses, actions, damages, liabilities, awards, expenses, costs and claims result from (i) the negligence or reckless or willful act or omission of INC Research, its Affiliates, or its and their respective directors, officers, employees or agents; or (ii) any breach of this Agreement by INC Research, its Affiliates, or its and their respective directors, officers, employees or agents.

6.3	Indemnification by INC Research. INC Research shall defend, indemnify, and hold harmless Sponsor, its Affiliates and its and their respective directors, officers, employees, and agents from and against any and all Sponsor Losses, but only to the extent such Sponsor Losses are related to or arise from or in connection with INC Research’s negligence or intentional misconduct, except to the extent that such Sponsor Losses arise from (i) the negligence or reckless or willful act or omission of Sponsor, its Affiliates or its and their respective directors, officers, employees or agents; or (ii) any breach of this Agreement by Sponsor, its Affiliates, or its and their respective directors, officers, employees or agents.

6.4	Indemnification Procedures. The Party seeking indemnity will give the indemnifying Party prompt written notice of an Indemnity Claim under this Section 6. The indemnified Party shall have the right to participate jointly with the indemnifying Party, at its own expense, in the defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate, provided that the indemnifying Party shall offer evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unduly withheld, conditioned or delayed, prior to ceasing to defend, settle or otherwise dispose of any Indemnity Claim if, as a result thereof, the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

6.5	Third Party Vendor Indemnification. Upon reasonable request by Sponsor-approved Third Party Vendors utilized in connection with this Agreement, Sponsor shall execute and provide a separate letter of indemnification with such Third Party Vendors, in a form mutually acceptable to the parties. If requested by Sponsor, and at Sponsor’s expense, INC Research will assist administratively with the tasks related to this Section 6.5. Notwithstanding the above, INC Research shall not be required to indemnify any Third Party Vendors required by Sponsor or mutually selected between the Parties to be obtained in accordance with a Study, and INC Research shall not be responsible for any delays resulting from negotiations involving Sponsor and Third Party Vendors which are related to the indemnification rights of any such Third Party Vendor.

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6.6	Limitation of Liability. In no event will either Party be liable for any indirect, special, incidental or consequential damages in connection with or related to this Agreement (including loss of profits, use, data, or other economic advantage), howsoever arising, either out of breach of this Agreement, including breach of warranty, or in tort, even if the other Party has been previously advised of the possibility of such damage. Except in the case where liability may not be capped under applicable law, each Party’s total liability for damages shall be limited to one and one-half times (1.5x) the value of the services completed under the applicable Work Order (excluding Pass Through Costs).

6.7	Insurance. Upon written request, each Party shall provide the other with a copy of its effective Certificate of Insurance or such other documented evidence offering that it has adequate coverage consistent with human clinical trial industry standards and as specified below.

For the entire term of the Agreement, INC Research shall procure and maintain appropriate insurance with coverage for its own liabilities, and if such insurance policies are on a "claims made" basis, the insurance should be in effect for an additional period that accounts for the entire period during which INC Research and/or Sponsor and/or Sponsor affiliates remain legally liable.

INC Research’s insurance policies should at least include the following: (i) workers compensation insurance; (ii) employer liability insurance; (iii) general liability insurance; (iv) professional liability insurance, including cyber and breach of privacy coverage not less than US $10,000,000; (v) any other insurance that is required by law in the state in which the INC Research and/or its Affiliates acting in the capacity of a contract research organization, are registered and/or provide services to or for Sponsor. INC Research shall promptly provide notice to Sponsor in the event it becomes aware of a material reduction in coverage as stated herein.

If requested by Sponsor to contract with any Third Party Vendors, INC Research shall ensure that such Third Party Vendors are adequately insured and may request a Certificate of Insurance evidencing the same from such Third Party Vendors.

Sponsor represents and warrants that its Clinical Trials insurance(i) does not have an exclusion for the Study Product, (ii) covers the Study which is the subject of this Agreement or any Work Order and iii) is compliant with all Applicable Laws and Regulations, standards, and requirements relative to the performance of Services contemplated under this Agreement . For the avoidance of doubt, Sponsor will arrange for and purchase Clinical Trials insurance for each applicable Clinical Trial.

Sponsor shall maintain a global Clinical Trials Insurance coverage with a limit of Liability to be mutually agreed as per each applicable Work Order and local admitted Clinical Trials policies if required with compulsory amounts indicated by local statutory requirements in the country in which the Clinical Trials are being performed.

Sponsor's global Clinical Trials policy shall be in effect during the term of the applicable Work Order and for at least three (3) years after the termination or expiration of such Work Order, in either a primary policy or an extended reporting period endorsement. The parties’ liability shall not be limited to what which is recoverable by insurance.

7.	CONFIDENTIALITY.

7.1	Obligations. Either Sponsor or INC Research may become the recipient of Confidential Information of the other during the term of this Agreement. The Receiving Party shall treat the Disclosing Party’s Confidential Information as confidential and proprietary and shall protect it with the same level of prudence and care as it would protect its own proprietary or confidential information, but in no event less than reasonable care. The Receiving Party shall not disclose the Confidential Information to any third party except to the extent that they reasonably need to know the disclosed information to carry out the purposes of this Agreement. Additionally INC Research is authorized to disseminate limited, blinded, and automatized Protocol or Study information necessary to perform core business functions as well as for the purpose of soliciting and evaluating Third Party Vendor bids and project costing.

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7.2	Exceptions. Confidential Information shall not include, and these confidentiality obligations shall not operate as a restriction on each Party’s right to use, disclose, or otherwise deal with information which can be proven by the Receiving Party:

a)	was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party and which was not directly or indirectly acquired from the Disclosing Party;
b)	is or lawfully becomes generally available to the public through no fault of Receiving Party;
c)	is lawfully and independently made available to the Receiving Party by a third party;
d)	is released from its confidential status by the Disclosing Party; or
e)	is independently developed by or for the Receiving Party without the use of the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records.

Nothing in this Agreement shall be construed to restrict the Parties from disclosing Confidential Information as required by law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall, to the extent permitted by law, timely inform the other Party and use all Commercially Reasonable Efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the Party required to make such disclosure shall permit the other Party to attempt to limit such disclosure by appropriate legal means.

The Parties acknowledge that Sponsor is a public company, traded on the Tel-Aviv Stock Exchange Ltd. and as such is subject to disclosure requirements under applicable laws and regulations (including securities laws), and therefore it shall be entitled to issue public statements in connection with the engagement hereunder, to the minimal extent required under such laws and regulations. Furthermore it should be noted that the Confidential Information and the terms of this Agreement may be considered as inside information, as such term is defined under the Israeli Securities Law – 1968 and regulations promulgated thereunder.

7.3	Term of Confidentiality. These obligations of confidentiality shall remain in effect for a period of seven (7) years after the expiration or termination of this Agreement.

8.	PROPRIETARY RIGHTS/LICENSURE.

8.1	Ownership. All materials, documents, information, programs and suggestions initially provided to INC Research by Sponsor or on behalf of Sponsor in connection with any Study shall be the exclusive property of Sponsor. Any copyrightable work created by INC Research in direct connection with the performance of INC Research’s Services as outlined in this Agreement and contained in the Study data shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of Sponsor as author and owner of copyright in such particular work. Notwithstanding the above, Sponsor acknowledges that any INC Research Property that is improved, modified or developed by INC Research under or during the term of this Agreement shall be the sole and exclusive property of INC Research.

8.2	Publication. Sponsor shall be free to publish or utilize Study data for promotion or other purposes. At Sponsor’s own expense, Sponsor may request collaboration from INC Research or its Study-related Third Party Vendors to assist with preparation of the manuscript. If INC Research is required to negotiate and/or execute Clinical Trial Agreements, Sponsor will consider publication requests initiated by such Study-related Institution(s) and/or Site(s). INC Research shall have no liability whatsoever for any delay resulting from such Sponsor consideration and response.

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8.3	Licensure. Sponsor certifies that all relevant required licenses, including but not limited to those connected with drug dictionaries, and in particular the Uppsala Monitoring Centre and the Medical Dictionary for Regulatory Activities (MedDRA), shall at all times during the course of this Agreement be in full force and effect. In accordance with the requisite licensing agreement and validation requirements, Sponsor agrees to provide evidence of such licensure to INC Research and/or permits INC Research to seek validation from the licensor.

8.4	Software Rights. INC Research may facilitate the distribution of software and associated software documentation in accordance with this Agreement. INC Research may accordingly grant Sponsor a non-exclusive right to use, store, disseminate such software and associated program documentation for the sole purpose of conducting a clinical trial for which INC Research is providing relevant Services.

Additionally, Sponsor and INC Research agree that INC Research SAS Codes shall be deemed INC Research Property as defined herein. Upon request by Sponsor, and solely to the extent necessary for the utilization by Sponsor of the Services or any work product, INC Research will grant Sponsor an non-exclusive, nontransferable, non-sublicensable, worldwide, paid-up, royalty-free, right and license to use, reproduce, distribute, and modify the INC Research SAS Codes for Sponsor’s internal research purposes, with a reservation of rights in INC Research to use, reproduce, distribute and modify the INC Research SAS Codes.  Unless otherwise agreed in writing between the parties, Sponsor will not be entitled to receive any enhancements, updates, or new versions of the INC Research SAS Codes.  Additionally, the SAS Codes are provided to Sponsor as-is and INC Research disclaims any and all warranties pertaining to the SAS Codes.  Sponsor shall assume any and all liability for any use of and modifications made by Sponsor to the Licensed SAS Codes.

9.	RIGHT TO AUDIT.

9.1	INC Research will permit Sponsor-designated representatives (unless such representatives are competitors of INC Research) to examine, at a reasonable time and during normal business hours, raw Study data, financials and other relevant information, which Sponsor may reasonably require in order to confirm that the Study is being conducted in conformance with the Protocol and in compliance with Applicable Laws and Regulations. Such audits shall be limited to one audit per twelve-month period at no-cost to Sponsor. Additional audits shall be at Sponsor’s expense. Sponsor will provide INC Research with a minimum of thirty (30) days advance notice of its intention to conduct such audit in order for INC Research to facilitate the availability of appropriate staff. INC Research will notify Sponsor as soon as practical if any Regulatory Authority requests an inspection or commences an unscheduled inspection that includes any aspect of Sponsor’s project(s) in the inspection scope.

9.2	Both Parties shall promptly notify the other Party of any Regulatory Authority inspections, investigation or inquiry concerning any Study or project of Sponsor for which INC Research is performing Services (“Inspection”). Where appropriate and permitted by the Regulatory Authority, Sponsor will have the right to be present at any such Inspections if they occur on INC Research premises. INC Research will have primary responsibility for preparing any responses for Inspections occurring on INC Research premises and Sponsor shall be responsible for providing information to INC Research required for providing adequate responses to Inspection findings as required. Sponsor, its agents and consultants shall strictly observe all obligations of confidentiality concerning any documents, information, data or materials in accordance with Section 7.1 herein. Commercially reasonable costs associated with hosting and responding to any Inspection (including any preparation, participation, follow-up and resolution of findings), shall be reimbursed by Sponsor on a time and materials basis.

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9.3	If, during the course of conducting the Services, INC Research becomes aware of information which indicates possible fraud/misconduct by an Investigator and/or at a Site, and after a reasonable investigation determines that the possibility of fraud/misconduct is substantiated, INC Research will promptly inform Sponsor of its findings and present an action plan for Sponsor's approval. It will be Sponsor’s responsibility to conduct a full investigation outside of the action plan unless delegated to INC Research by Sponsor, in which case Sponsor shall pay for all reasonable costs incurred by INC Research to perform such investigation. If fraud or misconduct (hereafter together referred to as “fraud” for purposes of this section 9.3) is confirmed, then it will be the responsibility of Sponsor to notify the FDA or any other appropriate Regulatory Authority. After completion of its investigation, Sponsor will provide evidence satisfactory to INC Research either (i) that fraud was not committed or, (ii) if fraud was committed, that confirms the proper reporting of the fraud to the appropriate Regulatory Authority. If Sponsor does not investigate the possible fraud within a reasonable time, or if fraud is confirmed by investigation and Sponsor does not fulfill its obligations to report the fraud within a reasonable time, then INC Research may report its suspicions of possible fraud to the appropriate Regulatory Authority and notify Sponsor of this action in writing.

10.	DISCLAIMER

10.1	Sponsor acknowledges that the results of the Services to be provided as outlined herein are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by INC Research that the Study Product will be successfully marketed by Sponsor.

10.2	Sponsor acknowledges that INC Research shall not be responsible for the authenticity of the Study Product.

10.3	Sponsor acknowledges that the terms of this Agreement exclude all implied warranties including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

10.4	Sponsor acknowledges that the Services to be provided by INC Research as outlined herein are based upon information supplied by INC Research and Sponsor, as well as others, and that INC Research does not guarantee or warrant the results of such Services to any functions or other standards, except as explicitly set forth herein.

10.5	Independent Contractor; No Conflicts of Interest. INC Research is performing the Services as an independent contractor and not as an employee, agent, franchise, partner of, or joint venturer with Sponsor. Any Third Party Vendors are understood to be exercising independent judgment, and shall not be deemed to be employees, subcontractors, and/or agents of INC Research; and under no circumstance shall INC Research be responsible for the conduct of, or the independent or medical judgment, of any such third party.

INC Research represents that there is no conflict of interest between performance of this Agreement and the performance of services by INC Research for any other party that would materially and adversely prevent the performance of Services under this Agreement. In the event that INC Research believes that there is any such conflict, or any such conflict arises during the term of this Agreement, INC Research will immediately notify the Sponsor, which may at its sole discretion, terminate this Agreement pursuant to Section 5.2, without liability to INC Research.

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11.	NOTICES

This Agreement, including any exhibits, may be amended or modified only by an instrument of equal formality signed by duly authorized representatives of the respective Parties. All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given if personally delivered or disseminated by nationally recognized courier or certified mail with return receipt within five (5) days after prior mailing to the address set forth below:

If to:	BioCancell Therapeutics Israel Ltd.
1/3 High-Tech Village,
Givat Ram, Jerusalem, Israel,
PO Box 39264,
Jerusalem 9139102, Israel

If to:	INC RESEARCH, LLC
Attention: Global Sponsor Solutions
INC Research, LLC
3201 Beechleaf Court
Suite 600
Raleigh, NC 27604-1547
Phone: 919-876-9300
Facsimile: 919-882-0425

12.	FORCE MAJEURE

The performance of this Agreement by either Party, in part or in full, may be impacted by a Force Majeure event. In such a case, either Party may terminate, suspend, or partially perform its obligations under this Agreement, without liability or further obligation, by written notice to the other Party if such obligations are delayed, prevented, or frustrated by any of the above events, or similar events or occurrences, to the extent such events or occurrences are beyond the reasonable control of the Party whose reasonable performance is prevented, made impracticable, or partially curtailed; provided, however, that Sponsor must perform its obligations to pay for all INC Research non-cancellable expenses incurred as a result of the above events or similar intervening causes. Sponsor also agrees to pay all reasonable expenses incurred in connection with Sponsor-directed meetings whereby any of the above actions or threats of actions prevent the attendees from attending or delay the departure of attendees from a designated meeting facility. Unless otherwise agreed by the Parties in writing, any deadline or time for performance which falls due during or subsequent to such Force Majeure event shall be automatically extended for a minimum period of time equal to the period of disability.

13.	GENERAL PROVISIONS

13.1	Compliance with Government Regulations. To the extent applicable, both Sponsor and INC Research shall comply with any applicable validated methodology, generally accepted professional standards of care, and all Applicable Laws and Regulations of each country where the Services will be conducted, including without limitation ICH Guidelines for GCP. The Parties will also comply to the extent applicable with the United States Federal anti-kickback statute (42 U.S.C. 1320a-7b), and the related safe harbor regulations. Should any such government regulatory requirements be changed, each Party will use Commercially Reasonable Efforts to satisfy the new requirements. In the event that compliance with such new regulatory requirements necessitates a change in the Services, the Parties will evaluate a Contract Modification to be mutually agreed for the changes in the Services.

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Both Sponsor and INC Research warrant that they are, and will remain, in compliance with the Foreign Corrupt Practices Act (“FCPA”) and/or all other, applicable anti-bribery laws or regulations. A breach of this warranty, will allow the non-breaching Party to immediately terminate this Agreement and/or any associated Work Order.

Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for either Party to recommend that any person or entity purchase the other Party’s products or services, or those of any organization affiliated with the other Party.

In the event of a conflict between the terms of this Agreement and a Work Order, the terms of this Agreement shall prevail unless otherwise so stated in the Work Order, with the written confirmation of both Parties, in which case the altered terms shall apply only to the Work Order in which the acknowledgement is explicit and shall not change the terms of this Agreement.

13.2	Qualifications. Each Party hereby represents that it has not been debarred and has not been convicted of a crime which could lead to debarment under the Generic Drug Enforcement Act of 1992. Each Party hereby represents that to the best of its knowledge it has not utilized, and will use its reasonable efforts not to utilize, the services of any individual or legal entity in the performance of Services or obligations under this Agreement that has been convicted of a crime which could lead to debarment. In the event that INC Research becomes aware that any of its officers, directors or employees has become debarred, then INC Research shall notify Sponsor promptly.

13.3	Survival of Terms. The rights, duties and obligations under Sections 4, 6, 7, 8, 9, 10, 13 and Appendix A shall survive the termination or expiration of this Agreement.

13.4	Binding Agreement. This Agreement shall be binding upon the Parties hereto and shall inure to the benefits of the Parties hereto. No modification of this Agreement shall be deemed effective unless engaged in writing and executed as described herein, and any waiver granted shall not be deemed effective unless in writing, executed by the Party against whom enforcement of the waiver is sought.

13.5	Data Processing. To the extent the Services involve the processing of personal data within the European Economic Area (EEA), the parties agree that such processing will be governed by the terms set forth in Appendix A to this Agreement.

13.6	Entire Agreement. The making, execution, and delivery of this Agreement by INC Research and Sponsor have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties hereto and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter.

13.7	No Effect to Printed Standard Terms. Regardless of anything to contrary, no printed standard terms appearing on any proposal, purchase order, invoice, quotation, or other documentation relating to the Services will be effective in adding to or changing the terms of this Agreement or any Work Order.

13.8	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide.

13.9	Dispute Resolution. In the event a dispute arises between the Parties over the interpretation and application of this Agreement, the Parties shall attempt to settle such a dispute first by good faith negotiation and consultation between themselves with senior representatives with authority to resolve the dispute.

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If such efforts do not result in a resolution, and at least thirty (30) days have elapsed since notification of the dispute, then the Parties may next seek to mediate their dispute using a professional mediator from the American Arbitration Association (AAA). The Parties agree to convene with the mediator, with senior representatives of the Parties present (having authority to resolve the dispute), for at least one session.

If mediation does not result in the resolution of a dispute or sixty (60) days have elapsed since the notification of the dispute, the Parties agree to resolve the dispute through arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA, then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within ten (10) business days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within forty-five (45) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator or, failing agreement, procedures meeting such time limits designated by the AAA. The arbitration shall be held in a mutually agreed neutral setting and shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be bound by the expressed terms of this Agreement. Each Party shall bear their own costs in connection with any of the remedial actions set forth above.

By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any party to respect the court of arbitration’s order to that effect.

13.10	Waiver. Waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Agreement or to exercise any right or remedy provided by hereunder, or under Applicable Laws and Regulations, shall not constitute a waiver with respect to any subsequent breach of this Agreement.

13.11	Severability. If any part, term, provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.12	Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.

13.13	Counterparts. This Agreement along with any requisite Work Order may be executed in several counterparts by duly authorized individuals on behalf the Parties, each document of which shall be deemed an original but all of which shall constitute one and the same instrument.

Signatures on following page.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite Party effective as of the Effective Date. In the event that the Parties execute this Agreement by exchange of portable document format, other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that such copies will constitute evidence of the existence of this Agreement. Thereafter, the Parties agree that in connection with request for information that either Party may need from the other related to the Services provided hereunder, both Parties expressly permit communication via facsimile or electronic means to the extent allowed by Applicable Laws and Regulations to be disseminated in that manner.

INC RESEARCH, LLC		BIOCANCELL THERAPEUTICS ISRAEL LTD.

By:	/s/ Andrew I. Shaw	By:	/s/ Jonathan Burgin
Name:	Andrew I. Shaw	Name:	Jonathan Burgin
Title:	Assistant General Counsel	Title:	COO & CFO
Date:	Oct 19, 2017	Date:	Oct 25, 2017

INC RESEARCH, LLC		BIOCANCELL THERAPEUTICS ISRAEL LTD.

By:	/s/ Tony Proctor	By:	/s/ Or Dolev
Name:	Tony Proctor	Name:	Or Dolev
Title:	VP – Business Finance	Title:	Controller
Date:	Oct 19, 2017	Date:	Oct 25, 2017

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APPENDIX A

Data Processing

1.	Scope and Order of Precedence.

This Appendix A (the “Data Processing Appendix”) concerns the processing of Personal Data (as defined below) as part of the Services provided by INC Research, as further specified in the Agreement, the applicable work order between Sponsor and INC Research, and all documents, addenda, schedules and exhibits incorporated therein.

This Data Processing Appendix is subject to the terms of the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Data Processing Appendix, the relevant terms of this Data Processing Appendix shall prevail.

2.	Definitions.
•	“Model Clauses” means the Standard Clauses for the Transfer of Personal Data to Processors in Third Countries under Directive 95/46 approved by Commission Decision of February 5, 2010, including Appendices 1 and 2 thereto.
•	“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable or identifiable natural person (a “data subject”) is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity.
•	“Privacy and Data Protection Requirements” means Directive 95/46/EC on the protection of individuals with regard to the processing of Personal Data and on the free movement of such data and the General Data Protection Regulation 2016/679 as of its effective date of May 25, 2018.
•	“Data Controller”, “Data Processor” and “Processing” shall have the meaning as respectively defined under the Privacy and Data Protection Requirements.

Other terms have the definitions provided for them in the Agreement unless otherwise specified herein.

3.	Categories of Personal Data and Purpose of the Personal Data Processing.

In order to execute the Agreement, and in particular to perform the Services on behalf of Sponsor, Sponsor authorizes and requests that INC Research process the following Personal Data:

Categories of Personal Data: Personal Data may include, among other information, personal contact information such as name, address, telephone or mobile number, email address, and business contact details; information concerning health, family, lifestyle and social circumstances including age, date of birth, and marital status. Categories of Data Subjects: Data subjects include (i) Sponsor’s representatives and personnel, such as employees, contractors, collaborators, and partners of the Sponsor; and (ii) patients involved with clinical trials.

INC Research shall process Personal Data solely for the provision of the Services, and shall not otherwise (i) process and use Personal Data for purposes other than those set forth in the Agreement or as instructed by Sponsor, or (ii) disclose such Personal Data to third parties other than INC Research Affiliates or its vendors for the aforementioned purposes or as required by law.

4.	Sponsor’s Instructions.

During the term of the Agreement, Sponsor may provide instructions to INC Research in addition to those specified in the Agreement with regard to processing of Personal Data. INC Research will comply with all such instructions without additional charge to the extent necessary for INC Research to comply with laws applicable to INC Research as a Data Processor in the performance of the Services.

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5.	Controller of Data.

The control of Personal Data remains with Sponsor, and notwithstanding anything to the contrary, Sponsor will at all times remain the Data Controller for the purposes of the Services, the Agreement, and this Data Processing Appendix. Sponsor is responsible for compliance with its obligations as Data Controller under the Privacy and Data Protection Requirements, in particular for justification of any transmission of Personal Data to INC Research and for its decisions concerning the processing and use of the data.

6.	Rights of Data Subject.

INC Research will follow Sponsor’s detailed written instructions to delete, release, correct or block access to Personal Data. INC Research shall pass on to the Sponsor any requests of an individual data subject to delete, release, correct or block Personal Data processed under the Agreement.

7.	Cross Border and Onward Data Transfer.

INC Research treats all Personal Data in a manner consistent with the requirements of the Agreement and this Data Processing Appendix in all locations globally. INC Research’s information policies, standards and governance practices are managed on a global basis.

INC Research acknowledges that some data handled in providing the Services to the Sponsor may be Personal Data of, or related to, European Union (EU) data subjects. Where INC Research’s processing of such Personal Data takes place in countries that have not received an "adequacy" finding pursuant to the Privacy and Data Protection Requirements, INC Research shall ensure that transfers of such Personal Data to INC Research Affiliates and contractors in such countries are made in compliance with the applicable requirements of the Privacy and Data Protection Requirements concerning international and onward data transfers.

With respect to data stored or processed in the United States, at all times during the performance of the Services, INC Research, LLC will process Personal Data originating from the European Economic Community according to the relevant EU-U.S. Privacy Shield Principles. INC Research has certified its participation with the EU-U.S. Privacy Shield program by adopting the Privacy Shield Principles to its Data Privacy policies and practices. NC Research’s certification to the Privacy Shield is listed at https://www.privacyshield.gov/list. In the event of a lapse of INC Research’s Privacy Shield certification status, INC Research will promptly remedy such a lapse or work with Sponsor to find an alternative means of meeting the adequacy requirements of the Privacy and Data Protection Requirements, such as executing Model Clauses in accordance with the Privacy and Data Protection Requirements.

With respect to Personal Data stored by INC Research in data centers in the European Union, INC Research shall ensure compliance by the INC Research Affiliates and by vendors with the requirements of this Section 7 as follows: (i) INC Research, LLC and the INC Research Affiliates are subject to a global policy requiring compliance with the relevant Privacy Shield principles and with all applicable INC Research security and data privacy policies and standards, and further permitting each INC Research Affiliate to enter into Model Clauses on behalf of INC Research, LLC and the remaining entities as necessary, and (ii) in the case of vendors assisting in the performance of the Services, by way of contracts with vendors having access to Personal Data which provide that the vendor will undertake data protection and confidentiality obligations consistent with the Privacy Shield principles and with the INC Research Vendor Security Standards; further, where a vendor accesses and processes Personal Data in a country that has not received an “adequacy” finding pursuant to the Privacy and Data Protection Requirements, INC Research will require the vendor to execute Model Clauses incorporating security requirements consistent with those of this Data Processing Appendix.

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8.	Affiliates and Vendors.

Some or all of INC Research’s obligations under the Agreement may be performed by INC Research Affiliates. INC Research subsidiary handling Personal Data have adopted safeguards consistent with those of the INC Research subsidiary contracting with a sponsor for INC Research Services.

INC Research also may engage third party vendors to assist in the provision of the Services. All vendors are required to abide by substantially the same obligations as INC Research under this Data Processing Appendix as applicable to their performance of the Services. Sponsor consents to INC Research’s use of INC Research Affiliates and vendors in the performance of the Services in accordance with the terms of Sections 7 and 8 above.

9.	Technical and Organizational Measures.

When processing Personal Data on behalf of Sponsor in connection with the Services, INC Research shall ensure that it implements and maintains compliance with appropriate technical and organizational security measures for the processing of such data. In particular, INC Research will implement the following:

9.1	To prevent unauthorized persons from gaining access to data processing systems in which Personal Data are processed or used (physical access control), INC Research shall take measures to prevent physical access, such as security personnel and secured buildings and factory premises.
9.2	To prevent data processing systems from being used without authorization (system access control), the following are applied: authentication via passwords and/or two-factor authentication, documented authorization processes, documented change management processes, and logging of access on several levels. In addition, currently the following security processes are applied: intrusion detection system, patch and vulnerabilities management, centralized logging and alerting, and firewalls. Logging is accomplished at system, platform and application levels.
9.3	To ensure that persons entitled to use a data processing system only have access to the Personal Data to which they have privilege of access, and that Personal Data cannot be read, copied, modified or removed without authorization in the course of processing or use and/or after storage (data access control), Personal Data is accessible and manageable only by properly authorized staff, direct database query access is restricted, and application access rights are established and enforced.
9.4	To ensure that Personal Data cannot be read, copied, modified or removed without authorization during electronic transmission or transport, and that it is possible to check and establish to which entities the transfer of Personal Data by means of data transmission facilities is envisaged (transmission control), INC Research will comply with the following requirements: transfers of data outside the INC Research systems are encrypted.
9.5	To ensure that the Personal Data are processed strictly in accordance with the instructions of the Sponsor, INC Research must comply with the instructions of the Sponsor concerning processing of Personal Data; such instructions are specified in the Agreement and in this Data Processing Appendix, and may additionally be provided by Sponsor in writing from time to time.
9.6	To ensure that Personal Data are protected against accidental destruction or loss, back-ups are taken on a regular basis; back-ups are encrypted and are secured.
9.7	To ensure that Personal Data which are collected for different purposes may be processed separately, data from different sponsors’ environments is logically segregated on INC Research’s systems.

10.	Incident Management and Breach Notification.

INC Research evaluates and responds to incidents that create suspicion of unauthorized access to or handling of Personal Data. INC Research’s Global Information Security Officer (“GISO”) and/or his delegate(s) are informed of such incidents and, depending on the nature of the activity, define escalation paths and response teams to address those incidents. GISO and/or his delegates will work with Sponsor, with internal INC Research lines of business, with the appropriate technical teams and, where necessary, with outside law enforcement to respond to the incident. The goal of the incident response will be to restore the confidentiality, integrity, and availability of the Personal Data, and to establish root causes and remediation steps.

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For purposes of this section, “Security Breach” means the misappropriation of Personal Data located on INC Research systems or electronic media that compromises the security, confidentiality or integrity of such information. INC Research shall promptly inform Sponsor if INC Research determines that Personal Data has been subject to a Security Breach (including by an INC Research employee) or any other circumstance in which Sponsor is required to provide a notification under applicable law, unless otherwise required by law.

INC Research shall promptly investigate any Security Breach and take reasonable measures to identify its root cause(s) and prevent a recurrence. As information is collected or otherwise becomes available, unless prohibited by law, INC Research will provide Sponsor with a description of the Security Breach, the type of data that was the subject of the Security Breach, and other information Sponsor may reasonably request concerning the affected persons. The parties agree to coordinate in good faith on developing the content of any related public statements or any required notices for the affected persons.

11.	Return and Deletion of Personal Data Upon End of Services or at Sponsor’s Request (“Data Portability”).

Following termination of the Services, INC Research will promptly make Sponsor’s Personal Data as of the date of termination available for export. Following return of the data and at Sponsor’s request, INC Research will promptly delete or otherwise render inaccessible all copies of Personal Data, except as may be required by law.

12.	Legally Required Disclosures.

Except as otherwise required by law, INC Research will promptly notify Sponsor of any subpoena, judicial, administrative or arbitral order of an executive or administrative agency or other governmental authority (“demand”) that it receives and which relates to the Personal Data INC Research is processing on Sponsor’s behalf. At Sponsor’s request, INC Research will provide Sponsor with reasonable information in its possession that may be responsive to the demand and any assistance reasonably required for Sponsor to respond to the demand in a timely manner. Sponsor acknowledges that INC Research has no responsibility to interact directly with the entity making the demand.

13.	Service Analyses.

INC Research may (i) compile statistical and other information related to the performance, operation and use of the Services, and (ii) use data from the Services in aggregated form for security and operations management, to create statistical analyses, and for research and development purposes (clauses i and ii are collectively referred to as “Service Analyses”). INC Research may make Service Analyses publicly available; however, Service Analyses will not incorporate Sponsor’s Content or Confidential Information in a form that could serve to identify Sponsor or any data subject, and Service Analyses do not constitute Personal Data. INC Research retains all intellectual property rights in Service Analyses.

14.	Communications.

The person(s) or entity authorized by Sponsor to issue instructions under this Data Processing Appendix are those specified as contacts under the order for the Services or as set out in the Agreement. In the event that any of these contacts are changed or permanently unavailable, Sponsor must communicate this immediately to INC Research in writing, appointing a replacement.

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